Exhibit 99

Carla Baca
Associate Vice President, Investor Relations
P: 615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES PRICING OF $300 MILLION SENIOR UNSECURED NOTES

NASHVILLE, Tennessee, March 4, 2020 - Healthcare Realty Trust Incorporated (NYSE: HR) today announced that it has agreed to sell $300 million of 2.400% senior unsecured notes due March 2030 in an underwritten public offering. The notes were priced at 99.665% of the principal amount to yield 2.438% to maturity. Subject to customary closing conditions, the offering is expected to close on March 18, 2020.
The estimated net proceeds from this offering are expected to be $296.2 million. The Company expects to apply the net proceeds from the offering to outstanding borrowings under the Company’s unsecured credit facility and for other general corporate purposes, which may include payments towards its unsecured term loan due 2024.
U.S. Bancorp Investments, Inc., Jefferies LLC, and Barclays Capital Inc. served as Joint Book-Running Managers for the offering. BMO Capital Markets Corp., Fifth Third Securities, Inc., Wells Fargo Securities, LLC, BofA Securities, Inc., Credit Agricole Securities (USA) Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, and Scotia Capital (USA) Inc., served as Senior Co-Managers for the offering and FHN Financial Securities Corp., SunTrust Robinson Humphrey, Inc., and Samuel A. Ramirez & Company, Inc. served as Co-Managers for the offering.
The offering is made pursuant to the Company's shelf registration statement on file with the Securities and Exchange Commission. The offering is made solely by means of a prospectus supplement and accompanying prospectus. Interested parties may obtain a prospectus supplement and accompanying prospectus relating to the senior notes offering by contacting U.S. Bancorp Investments, Inc., 214 N. Tryon St., 26th Floor, Charlotte, NC 28202, or by telephone at 1.877.558.2607 or Jefferies LLC, 520 Madison Avenue, New York, New York 10022, Attention: Investment Grade Syndicate Desk, Email DCMProspectuses@jefferies.com.
This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation, or sale would be unlawful under the securities laws of any such jurisdiction.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of December 31, 2019, the Company owned 204 real estate properties in 25 states totaling 15.4 million square feet and was valued at approximately $5.9 billion. The Company provided leasing and property management services to 11.4 million square feet nationwide.
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In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties, including the use of proceeds from this offering. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk  Factors.” Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

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